June 17, 2005

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Streicher Mobile Fueling, Inc. (“Streicher”) and, under the date of September 13, 2004, we reported on the consolidated financial statements of Streicher as of and for the years ended June 30, 2004 and 2003. On June 16, 2005, our appointment as principal accountants was terminated.

We have read Streicher’s statements included under Item 4.01 of its Form 8-K, dated June 16, 2005, and we agree with such statements, except that we are not in a position to agree or disagree with Streicher’s statements that: (1) the Audit Committee of the Board of Directors approved the appointment of and has engaged Grant Thornton LLP (“Grant Thornton”), and (2) that during the years ended June 30, 2004 and 2003, and through the date of the Form 8-K, neither Streicher nor anyone acting on its behalf consulted with Grant Thornton regarding any of its matters or events set forth in Item 304(a)(2)(i) or (ii) of Regulation S-K.

Very truly yours,

KPMG LLP